Exhibit 99.1

[LOGO]
[GIBRALTAR LETTERHEAD]

Contact: Leslie Schroeder
402-462-7517

Gibraltar Packaging Group, Inc.
Announces
Results for Second Quarter of Fiscal 2004

Hastings, Nebraska – February 12, 2004 — Gibraltar Packaging Group, Inc. (OTCBB:PACK) today announced the results for its second quarter of fiscal 2004.

Gibraltar reported net income for the quarter ended December 31, 2003 of $0.5 million or $0.10 per share. This compares to net income in the same quarter of fiscal 2003 of $0.8 million or $0.15 per share.

Net sales decreased to $14.6 million in the second quarter of fiscal 2004, compared to $17.5 million in the second quarter of fiscal 2003. Operating income decreased to $1.0 million for the second quarter of fiscal 2004, compared to $1.5 million for the corresponding period of fiscal 2003.

Gibraltar reported net income for its first six months of fiscal 2004 of $1.2 million or $0.24 per share. Net income for the comparable time period of fiscal 2003 was $1.4 million or $0.29 per share.

Net sales decreased to $31.6 million in the first six months of fiscal 2004, compared to $34.8 million in the first six months of fiscal 2003. Operating income decreased to $2.3 million, which compares to $3.0 million for the corresponding period of fiscal 2003.

As previously reported, business from two major customers was lost in the latter part of fiscal 2003. $1.5 million of the reduction in sales for the second quarter represents the loss of a substantial part of this business from these two customers. The remaining decrease is attributed to losses experienced in other accounts, partially offset by additional business from new and existing customers.

Also, in the second quarter of fiscal 2004, Gibraltar received $0.5 million in insurance proceeds for an after-tax gain of $0.06 per share related to the embezzlement discovered in fiscal 2003. During the fourth quarter of fiscal 2003, Gibraltar determined that approximately $0.5 million had been embezzled over a period of seven years. The insurance claim was settled in full, net of the deductible.

As of December 31, 2003, Gibraltar’s credit facility is scheduled to mature within the next twelve months, and thus has been classified as current in the Consolidated Balance Sheets. Gibraltar is in negotiations with the current lender, and expects to secure a new credit facility in the near term.

“As evidenced by the decrease in sales, we are now beginning to feel the effect from the two major customers we lost last fiscal year, as well as the loss of several smaller customers,” said Walter Rose, Chairman and Chief Executive Officer. “We have been diligently working to replace this business by bringing on new accounts. Our financial condition remains strong, and we are optimistic that our efforts to contain costs and obtain new business will be successful.”

Gibraltar Packaging Group, Inc. (www.gibraltarpackaginggroup.com), headquartered in Hastings, Nebraska, designs, manufactures and markets packaging products, specializing in folding cartons, corrugated containers, specialty laminated containers, and flexible poly-film packaging. Please contact Leslie Schroeder at (402) 462-7517 or investorrelations@gibraltarpackaginggroup.com for additional information about the Company.

This press release includes forward-looking statements that involve risks and uncertainties. Actual results might differ materially from those projected in the forward-looking statements. These risks and uncertainties include but are not limited to the Company’s ability to execute its business plan. For a description of other factors that could cause actual results to differ materially from those in the forward looking statements, reference is made to the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report for fiscal 2003 on Form 10-K and other periodic filings.

Quarterly Report for the Three Months Ended December 31, 2003

      $ in Thousands except share and per share data
	(Unaudited)
	Three Months Ended		Six Months Ended
Consolidated Statements of Operations	December 31,	December 31,	December 31,	December 31,

	2003	2002	2003	2002

Net Sales	$14,579	$17,469	$31,617	$34,816
Cost of Goods Sold	12,185	14,007	26,051	27,938

Gross Profit	2,394	3,462	5,566	6,878

Operating Expenses:
Selling, general and administrative	1,886	1,938	3,715	3,912
Insurance proceeds	(488)	—	(488)	—

Total operating expenses	1,398	1,938	3,227	3,912

Income from Operations	996	1,524	2,339	2,966
Other Expense (Income):
Interest expense	177	251	376	523
Other expense (income) – net	(2)	16	17	34

Total other expense	175	267	393	557

Income before Income Taxes	821	1,257	1,946	2,409
Income Tax Provision	311	503	739	964

Net Income	$510	$754	$1,207	$1,445

Basic and Diluted Per Common Share Amounts
Net Income	$0.10	$0.15	$0.24	$0.29

Weighted Average Shares Outstanding
(basic and diluted)	5,041,544	5,041,544	5,041,544	5,041,544

Consolidated Balance Sheets	December 31, 2003		June 28, 2003

	(Unaudited)
Assets
Current Assets	$11,887		$14,110
Property, Plant and Equipment – net	14,604		15,294
Goodwill	4,112		4,112
Other Assets	755		744

Total Assets	$31,358		$34,260

Liabilities and Stockholders’ Equity
Current Liabilities	$17,916		$8,721
Long-Term Debt	166		13,339
Deferred Income Taxes	1,863		1,994
Other Long-Term Liabilities	770		770
Stockholders’ Equity	10,643		9,436

Total Liabilities and Stockholders’ Equity	$31,358		$34,260